EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

Community Alternatives Indiana, Inc.	Delaware
Community Alternatives Nebraska, Inc.	Delaware
Community Advantage, Inc.	Delaware
Texas Home Management, Inc.	Delaware
Capital TX Investments, Inc.	Delaware
THM Homes, Inc.	Delaware
Community Alternatives Texas Partner, Inc.	Delaware
Community Alternatives New Mexico, Inc.	Delaware
Res-Care Ohio, Inc.	Delaware
CATX Properties, Inc.	Delaware
Res-Care California, Inc. d/b/a RCCA Services	Delaware
RSCR California, Inc.	Delaware
Res-Care Kansas, Inc.	Delaware
Res-Care Illinois, Inc.	Delaware
ResCare International, Inc.	Delaware
Res-Care Oklahoma, Inc.	Delaware
Youthtrack, Inc.	Delaware
Res-Care Training Technologies, Inc.	Delaware
RSCR West Virginia, Inc.	Delaware
Community Alternatives Virginia, Inc.	Delaware
Community Alternatives Kentucky, Inc.	Delaware
Alternative Youth Services, Inc.	Delaware
Res-Care Premier, Inc.	Delaware
CNC/Access, Inc.	Rhode Island
Community Alternatives Illinois, Inc.	Delaware
Community Alternatives Missouri, Inc.	Missouri
The Academy for Individual Excellence, Inc.	Delaware
ResCare Finance, Inc.	Delaware
Creative Networks, L.L.C.	Arizona
Res-Care New Jersey, Inc.	Delaware
Normal Life, Inc.	Kentucky
Res-Care Alabama, Inc.	Delaware
Res-Care Washington, Inc.	Delaware
Southern Home Care Services, Inc.	Georgia
Tangram Rehabilitation Network, Inc.	Texas
PeopleServe, Inc.	Delaware
Arbor E&T, LLC	Kentucky
Res-Care Michigan, Inc.	Delaware
Arbor PEO, Inc.	Delaware
Res-Care Idaho, Inc.	Delaware
Res-Care Iowa, Inc.	Delaware
Res-Care Wisconsin, Inc.	Delaware